Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.10 par value per share	6,000,000 shares(2)	$33.98	$203,880,000	$18,899.68

(1)

The number of shares of Common Stock, par value $0.10 per share (“Common Stock”), of Mativ Holdings, Inc. (f/k/a Schweitzer-Mauduit International, Inc., the “Registrant,” “Mativ” or the “Company”) being registered in this Registration Statement on Form S-8 represent the number of shares that may be acquired in connection with a participant’s election to invest a portion of his or her interest in such plan in a fund that invests in Common Stock. The shares registered hereunder include an indeterminable number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend, or similar transaction that results in an increase in the number of outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminable amount of interests to be offered or sold pursuant to the employer stock fund described herein.

(2)

Represents shares of Common Stock issuable under the employer stock fund of the Neenah Paper 401(k) Retirement Plan (the “Legacy Neenah 401(k) Plan”), which employer stock fund of the Legacy Neenah 401(k) Plan was assumed by the Registrant in connection with the merger of Samurai Warrior Merger Sub, Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”), with and into, Neenah Inc. (“Neenah”), with Neenah continuing as the surviving entity and a wholly owned subsidiary of the Registrant on July 6, 2022.

(3)

Determined on the basis of the average of the high and low sale price of Common Stock as reported on the New York Stock Exchange on July 1, 2022 of $33.98, solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.